Exhibit 99.1

Members of the Board of Directors:

I hereby resign as a Director of Whitney Information Network, Inc. and EduTrades, Inc., efffective immediately.

Chet Schwartz

Chester P. Schwartz
4725 S. Monaco, Suite 210
Denver, CO 80237